                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                                    CREO INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   225-606-102
                          ----------------------------
                                 (CUSIP Number)

                                January 18, 2005
                          ----------------------------
             (Date of Event Which Requires Filing of this Statement)

     Goodwood Inc.                           Burton Capital Management, LLC
     212 King Street West, Suite 201         100 Northfield Street
     Toronto, Ontario, Canada M5H 1K5        Greenwich, Connecticut, USA  06830
     Telephone: (416) 203-2022               Telephone: (203) 302-3700
     Attn: Robert T. Kittel                  Attn: Robert G. Burton, Jr.

                                 with a copy to:

                              Kenneth A. Lefkowitz
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                            Telephone: (212) 837-6000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box [_].

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 2 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Sr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO        PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    860,154
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           860,154
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          860,154
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.52%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 3 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Burton Capital Management, LLC
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           860,154
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      860,154
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          860,154
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.52%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO (limited liability company)
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 4 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Oliva
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           72,049
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      72,049
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,049
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.13%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 5 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael G. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           32,548
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      32,548
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          32,548
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 6 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Brendan Tobin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           18,312
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      18,312
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,312
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.03%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 7 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Colin Christ
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           12,008
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      12,008
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,008
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.02%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 8 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Gina Zambrana
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           10,717
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      10,717
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,717
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.02%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 9 OF 38|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Donald Zegzdryn
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           3,802
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      3,802
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,802
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 10 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Peter H. Puccetti
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO    PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           46,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      46,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,237,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.95%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 11 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          J. Cameron MacDonald
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO   PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           48,700
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      48,700
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,239,900
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.96%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 12 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          1354037 Ontario Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,191,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.87%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 13 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,191,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.87%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 14 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,197,300
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      1,197,300
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,197,300
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.12%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 15 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Capital Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           98,400
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      98,400
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          98,400
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.17%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 16 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Arrow Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           768,800
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      768,800
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          768,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.36%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 17 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          The Goodwood Fund 2.0 Ltd.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           97,100
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      97,100
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          97,100
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.17%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 18 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          KBSH Goodwood Canadian Long/Short Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           27,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      27,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          27,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.05%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 19 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert T. Kittel
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           2,700
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      2,700
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,700
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 20 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Patrice M. Daniels
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 21 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Leonard C. Green
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           26,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    218,000
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      26,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           218,000
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          244,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.43%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 22 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Mark J. Griffin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      1,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 23 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          James C. Johnson
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           3,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      3,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 24 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael W. Johnston
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada/U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 25 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert W. Korthals
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 26 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Kevin G. Rooney
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 27 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Wesley Voorheis
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 28 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Sonia S. Yung
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 29 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Joseph P. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,300
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      20,300
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,300
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.04%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 30 OF 38|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Jr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [X]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      20,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.04%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 31 OF 38|
 ---------------------                                            -------------

          This Amendment ("Amendment No. 1") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission (the "COMMISSION") pursuant to Section 13 of the
Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"): Robert G.
Burton, Sr. ("BURTON, SR."), Burton Capital Management, LLC, a Delaware limited liability company ("BCM"), Thomas Oliva ("Oliva"), Michael G. Burton
("M.BURTON"), Brendan Tobin ("TOBIN"), Colin Christ ("CHRIST"), Gina Zambrana
("Zambrana"), Donald Zegzdryn ("ZEGZDRYN"), Peter H. Puccetti ("PUCCETTI"), J.
Cameron MacDonald ("MACDONALD"), 1354037 Ontario Inc., an Ontario corporation
("ONTARIO INC."), Goodwood Inc., an Ontario corporation ("GOODWOOD Inc."),
Goodwood Fund, a Canadian mutual fund trust ("GOODWOOD FUND"), Goodwood Capital
Fund, a Canadian mutual fund trust ("GOODWOOD CAPITAL FUND"), Arrow Goodwood
Fund, a Canadian mutual fund trust ("ARROW GOODWOOD FUND"), The Goodwood Fund
2.0 Ltd., a Cayman Islands limited liability company ("GOODWOOD FUND 2.0"), KBSH
Goodwood Canadian Long/Short Fund, a Canadian mutual fund trust ("KBSH GOODWOOD
FUND"), Robert T. Kittel ("KITTEL"), Patrice M. Daniels ("DANIELS"), Leonard C.
Green ("GREEN"), Mark J. Griffin ("GRIFFIN"), James C. Johnson ("JOHNSON"),
Michael W. Johnston ("JOHNSTON"), Robert W. Korthals ("KORTHALS"), Kevin G.
Rooney ("ROONEY"), Wesley Voorheis ("Voorheis"), Sonia S. Yung ("YUNG"), Joseph
P. Burton ("J.BURTON") and Robert G. Burton, Jr. ("BURTON, JR."). Burton, Sr.,
BCM, Oliva, M.Burton, Tobin, Christ, Zambrana, Zegzdryn, Puccetti, MacDonald,
Ontario Inc., Goodwood Inc., Goodwood Fund, Goodwood Capital Fund, Arrow
Goodwood Fund, Goodwood Fund 2.0, KBSH Goodwood Fund, Kittel, Daniels, Green,
Griffin, Johnson, Johnston, Korthals, Rooney, Voorheis, Yung, J.Burton and
Burton, Jr. are collectively referred to as the "REPORTING PERSONS."

          This Amendment No. 1 amends the Schedule 13D (the "SCHEDULE 13D")
filed by the Reporting Persons, other than Daniels, Green, Griffin, Johnson,
Johnston, Korthals, Rooney, Voorheis, Yung, J.Burton and Burton, Jr.
(collectively, the "NEW REPORTING PERSONS"), with the Commission on October 12,
2004. This Amendment No. 1, among other things, adds the New Reporting Persons as Reporting Persons.

          All terms used, but not defined, in this Amendment No. 1 are as defined in the Existing Schedule 13D. The summary descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.

Item 2 of the Schedule 13D is amended and supplemented as follows:

ITEM 2.  IDENTITY AND BACKGROUND

          Each of Daniels, Green, Griffin, J. Burton and Burton, Jr. is a United
States citizen and each of Johnson, Korthals, Rooney, Voorheis and Yung is a
Canadian citizen. Johnston has joint Canadian/U.S. citizenship.

          The principal business address of Daniels is 116 132nd Street,
Manhattan Beach, California 90266. The principal business address of Green is
900 Route 9, 6th Floor, Woodbridge, New Jersey 07095. The principal business address of Griffin is Eagle High School, 45 Glenville Road, Greenwich,
Connecticut 06831. The principal business address of Johnson is 53 Fleming
Crest, Toronto, Ontario, M4G 2B1. The principal business address of Johnston is
77 King Street West, Suite 4545, Toronto, Ontario, M5K 1K2. The principal business address of Korthals is 77 King Street West, Suite 4545, Box 296, TD
Centre, Toronto, Ontario, M5K 1K2. The principal business address of

                                  SCHEDULE 13D
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Rooney is 200 Bay Street, Suite 2600, Toronto, Ontario M5J 2J4. The principal business address of Voorheis is 120 Adelaide Street West, Suite 908, Toronto,
Ontario M5H 1T1. The principal business address of Yung is 200 Bay Street, Suite
2600, Toronto, Ontario M5J 2J4. The principal business address of each of
J.Burton and Burton, Jr. is 100 Northfield Street, Greenwich, Connecticut 06830.

          Daniels is a partner of Onyx Capital Ventures, a private investment firm. Green is the president of The Green Group, a financial services firm of
CPAs, consultants and entrepreneurs, Griffin is the founder and head master of the Eagle Hill School, an independent private school, Johnson is the president of Study Management Inc., a private consulting firm, Johnston is the president of Michael W. Johnston & Associates, Inc. a private media consulting company,
Korthals is a retired banker, Rooney is a partner at Heenan Blaikie LLP, a law firm, Voorheis is a managing director of VC & Co. Incorporated, an advisor to institutional shareholders, and Yung is a partner at Heenan Blaikie LLP.
J.Burton is the Executive Vice President of BCM. Burton, Jr. is the President of
BCM.

          During the past five years, none of the New Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3 of the Schedule 13D is amended and supplemented as follows:

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          The total amount of funds used by each of Arrow Goodwood Fund and
Goodwood Fund 2.0 for the purchase of an aggregate of 7,200 Common Shares reported as purchased by them in Item 5(c) was CDN$115,200 (excluding commissions), the source of which was working capital provided by fund investors.

          The total amount of funds used by each of Zambrana, J.Burton and Green for the purchase of an aggregate of 76,986 Common Shares reported as purchased by them in Item 5(c) was US$1,100,415 (including commissions), the source of which was personal funds.

Item 4 of the Schedule 13D is amended and supplemented as follows:

ITEM 4.  PURPOSE OF THE TRANSACTION

          On January 18, 2005, Goodwood, BCM and certain other shareholders of the Issuer (the "DISSIDENTS") distributed a proxy circular and form of proxy to the shareholders of the Issuer. The Dissidents are soliciting proxies in support of the election at the annual and special meeting of the shareholders of the
Issuer scheduled to be held on Thursday, February 10, 2005 in the Crystal
Ballroom of the Hilton Vancouver Metrotown Hotel, located at 6083 McKay Avenue in Burnaby, British Columbia (the "MEETING"). The Dissidents are soliciting such proxies in support of the election at the Meeting of Burton, Sr., Daniels,
Green, Griffin, Johnson, Johnston, Korthals, Rooney, Voorheis and Yung. Other
than Burton, Sr., Rooney, Voorheis and Yung, none of the above nominees is involved in the solicitation of proxies for the Meeting (other than by virtue of their agreement to stand for election to the board of directors of Creo) and none engaged in or took the initiative in organizing, directing or financing the

                                  SCHEDULE 13D
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Dissident group. Rooney, Voorheis and Yung are involved in the solicitation of proxies for the Meeting solely in their capacity as professional advisors to the
Dissidents.

Item 5 of the Schedule 13D is amended and supplemented as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(a)       The Reporting Persons may be deemed to be a group as defined in Rule
13d-5(b) under the Exchange Act and, as such a group, may be deemed to beneficially own an aggregate of 3,586,990 Common Shares, which constitute approximately 6.34% of the outstanding Common Shares, based on 56,570,454 Common
Shares outstanding as of December 17, 2004 pursuant to the Issuer's Proxy
Circular dated December 28, 2004, which the Issuer filed with the Commission under cover of Form 6-K on January 10, 2005, on which are based all of the percentages of outstanding Common Shares set forth herein.

          Pursuant to Rule 13d-3 of the Exchange Act ("RULE 13D-3"), Burton, Sr.
beneficially owns 860,154 Common Shares, which constitute approximately 1.52% of the outstanding Common Shares. As of the date hereof, all of such beneficially owned Common Shares are owned of record by BCM.

          Oliva owns 72,049 Common Shares, which constitute approximately 0.13%
of the outstanding Common Shares. M.Burton owns 32,548 Common Shares, which constitute approximately 0.06% of the outstanding Common Shares. Tobin owns
18,312 Common Shares, which constitute approximately 0.03% of the outstanding
Common Shares. Christ owns 12,008 Common Shares, which constitute approximately
0.02% of the outstanding Common Shares. Zambrana owns 10,717 Common Shares, which constitute approximately 0.02% of the outstanding Common Shares. Zegzdryn owns 3,802 Common Shares, which constitute approximately 0.01% of the outstanding Common Shares.

          Pursuant to Rule 13d-3, Puccetti is the beneficial owner of 2,237,200
Common Shares (2,189,100 of which are owned by funds as described below), constituting approximately 3.95% of the outstanding Common Shares. Pursuant to
Rule 13d-3, MacDonald is the beneficial owner of 2,239,900 Common Shares
(2,189,100 of which are owned by funds as described below), constituting approximately 3.96% of the outstanding Common Shares. Pursuant to Rule 13d-3, each of Ontario Inc. and Goodwood Inc. is the beneficial owner of the 2,191,200
Common Shares (representing approximately 3.87% of the outstanding Common
Shares) that are beneficially owned by each of Puccetti and MacDonald as described above and that are either owned by funds as described below (2,189,100
Common Shares), or owned of record by Goodwood Inc.(2,100 Common Shares). Of these 2,191,200 beneficially-owned Common Shares, 1,197,300 (constituting approximately 2.12% of the outstanding Common Shares) are owned of record by
Goodwood Fund, 98,400 (constituting approximately 0.17% of the outstanding
Common Shares) are owned of record by Goodwood Capital Fund, 768,800
(constituting approximately 1.36% of the outstanding Common Shares) are owned of record by Arrow Goodwood Fund, 97,100 (constituting approximately 0.17% of the outstanding Common Shares) are owned of record by Goodwood Fund 2.0 and 27,500
(constituting approximately 0.05% of the outstanding Common Shares) are owned of record by KBSH Goodwood Fund. Kittel beneficially owns 2,700 Common Shares, which constitute less than 0.01% of the outstanding Common Shares.

          Each of Daniels, Johnston, Korthals, Rooney, Voorheis and Yung owns no
Common Shares and, without implying the beneficial ownership of Common Shares by any Reporting Person other than as expressly set forth herein, disclaims beneficial ownership of any shares beneficially owned by any of the other
Reporting Persons. Green owns 244,000 Common Shares, which constitute approximately 0.43% of the outstanding Common Shares. With respect to these shares, Green: (i) is a limited partner in, and controls the general partner of,
Market Investments, L.P., which owns 15,000 of such shares; (ii) controls Habel

                                  SCHEDULE 13D
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Market Investments, L.P., which owns 15,000 of such shares; (ii) controls Habel
Leasing Corp., which owns 3,000 of such shares; (iii) controls Dalled, Inc., which owns 54,000 of such shares; (iv) controls one of two limited partners of, each having a 50% interest in, Altman Trust - Green Realty Associates (a limited partnership), which owns 2,000 of such shares; (v) controls Jobel Management
Corp., which owns 30,000 of such shares; and (vi) jointly owns 114,000 of such shares with his wife. Griffin owns 1,500 Common Shares, which constitute less than 0.01% of the outstanding Common Shares. Johnson owns 3,000 Common Shares, which constitute approximately 0.01% of the outstanding Common Shares. J.Burton owns 20,300 Common Shares, which constitute approximately 0.04% of the outstanding Common Shares. Burton, Jr. owns 20,000 Common Shares, which constitute approximately 0.04% of the outstanding Common Shares.

(b)       Each of Green, Griffin, Johnson, J. Burton and Burton, Jr. has the
sole power to vote or direct the vote of, and to dispose or to direct the disposition of, the Common Shares owned by him or her, as the case may be. Each of Daniels, Johnston, Korthals, Rooney, Voorheis and Yung owns no Common Shares and, without implying the beneficial ownership of Common Shares by any Reporting
Person other than as expressly set forth herein, disclaims beneficial ownership of any shares beneficially owned by any of the other Reporting Persons.

(c)       The following transactions were effected by the identified parties during the past sixty days:

                                           BUY/        NUMBER          PRICE PER
REPORTING PERSON             DATE          SELL       OF SHARES         SHARE*
----------------             ----          ----       ---------         ------
Goodwood Fund              11/24/04        Sell           3,800         $16.00
Arrow Goodwood Fund        11/24/04        Buy            5,900         $16.00
Goodwood Fund 2.0          11/24/04        Buy            1,300         $16.00
KBSH Goodwood Fund         11/24/04        Sell           3,400         $16.00
KBSH Goodwood Fund         12/22/04        Sell          23,300         $17.89
KBSH Goodwood Fund          1/4/05         Sell           4,000         $17.68
KBSH Goodwood Fund          1/6/05         Sell           2,500         $17.75
Zambrana                   11/18/04        Buy               86         $13.44+
J.Burton                   12/23/04        Buy            2,900         $14.70+
J.Burton                   12/23/04        Buy              100         $14.69+
Green                      11/19/04        Buy            8,000         $13.77+
Green                      11/19/04        Buy            3,770         $13.87+
Green                      11/22/04        Buy            3,000         $13.73+
Green                      11/22/04        Buy            2,900         $13.72+
Green                      11/22/04        Buy            3,230         $13.91+
Green                      11/23/04        Buy            6,000         $13.86+
Green                      11/23/04        Buy              401         $13.84+
Green                      11/23/04        Buy            4,599         $13.87+
Green                      12/14/04        Buy            2,500         $14.71+
Green                      12/14/04        Buy            2,500         $14.72+
Green                      12/14/04        Buy            2,500         $14.73+
Green                      12/14/04        Buy            2,500         $14.75+
Green                      12/29/04        Buy            3,000         $14.91+
Green                      12/30/04        Buy            3,000         $14.77+
Green                      1/4/05          Buy           19,000         $14.55+
Green                      1/5/05          Buy            5,000         $14.44+
Green                      1/11/05         Buy            2,000         $14.67+

---------

*         Price per share in Canadian dollars unless otherwise noted.
Transactions where the price per share is in Canadian dollars were executed on the Toronto Stock Exchange, and transactions where the price per share is in
United States dollars were executed on the Nasdaq National Market.
+         Price per share in United States dollars.

                                  SCHEDULE 13D
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(d)       Each of the Reporting Persons affirms that no person other than the
Reporting Persons has the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares owned by such Reporting Person

(e)       Not applicable.

Item 6 is amended and supplemented as follows:

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
         TO SECURITIES OF THE ISSUER

          Except as described in Item 4, there is no contract, arrangement, understanding or relationship among the persons named in Item 2 and between such persons and any other person with respect to any securities of the Issuer.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Schedule 13D Joint Filing Agreement dated as of January 18, 2005 by and among each Reporting Person.

Exhibit 2 Proxy Circular dated January 12, 2005 and related letter to the shareholders of the Issuer distributed by certain of the Reporting
          Persons to the Issuer's shareholders.

Exhibit 3 Form of Proxy.

                                  SCHEDULE 13D
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                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.

January 18, 2005

                                             /s/ Robert G. Burton, Sr.
                                             -----------------------------------
                                                    ROBERT G. BURTON, SR.

                                         BURTON CAPITAL MANAGEMENT, LLC

                                         By: /s/ Robert G. Burton, Jr.
                                             -----------------------------------
                                         Name:      ROBERT G. BURTON, JR.
                                         Its:       President

                                             /s/ Thomas Oliva
                                             -----------------------------------
                                                       THOMAS OLIVA

                                             /s/ Michael G. Burton
                                             -----------------------------------
                                                     MICHAEL G. BURTON

                                             /s/ Brendan Tobin
                                             -----------------------------------
                                                        BRENDAN TOBIN

                                             /s/ Colin Christ
                                             -----------------------------------
                                                        COLIN CHRIST

                                             /s/ Gina Zambrana
                                             -----------------------------------
                                                        GINA ZAMBRANA

                                             /s/ Donald Zegzdryn
                                             -----------------------------------
                                                       DONALD ZEGZDRYN

                                             /s/ Peter H. Puccetti
                                             -----------------------------------
                                                      PETER H. PUCCETTI

                                             /s/ J. Cameron MacDonald
                                             -----------------------------------
                                                     J. CAMERON MACDONALD

                                  SCHEDULE 13D
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|CUSIP NO. 225-606-102|                                          |PAGE 37 OF 38|
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                                         1354037 ONTARIO INC.

                                         By: /s/ J. Cameron MacDonald
                                             -----------------------------------
                                         Name:
                                         Its:

                                         GOODWOOD INC.

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                         GOODWOOD FUND

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                         GOODWOOD CAPITAL FUND

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                         ARROW GOODWOOD FUND

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                         THE GOODWOOD FUND 2.0 LTD.

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                         KBSH GOODWOOD CANADIAN
                                         LONG/SHORT FUND

                                         By: /s/ Peter H. Puccetti
                                             -----------------------------------
                                         Name:
                                         Its:

                                             /s/ Robert T. Kittel
                                             -----------------------------------
                                                      ROBERT T. KITTEL

                                  SCHEDULE 13D
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|CUSIP NO. 225-606-102|                                          |PAGE 38 OF 38|
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                                             /s/ Patrice M. Daniels
                                             -----------------------------------
                                                       PATRICE M. DANIELS

                                             /s/ Leonard C. Green
                                             -----------------------------------
                                                       LEONARD C. GREEN

                                             /s/ Mark J. Griffin
                                             -----------------------------------
                                                       MARK J. GRIFFIN

                                             /s/ James C. Johnson
                                             -----------------------------------
                                                      JAMES C. JOHNSON

                                             /s/ Michael W. Johnston
                                             -----------------------------------
                                                     MICHAEL W. JOHNSTON

                                             /s/ Robert W. Korthals
                                             -----------------------------------
                                                     ROBERT W. KORTHALS

                                             /s/ Kevin G. Rooney
                                             -----------------------------------
                                                       KEVIN G. ROONEY

                                             /s/ Wesley Voorheis
                                             -----------------------------------
                                                       WESLEY VOORHEIS

                                             /s/ Sonia S. Yung
                                             -----------------------------------
                                                        SONIA S. YUNG

                                             /s/ Joseph P. Burton
                                             -----------------------------------
                                                       JOSEPH P. BURTON

                                             /s/ Robert G. Burton, Jr.
                                             -----------------------------------
                                                     ROBERT G. BURTON, JR.